Exhibit (a)(2)

Dear Financial Advisor,

On January 8, 2018, Everest REIT Investors I, LLC commenced an unsolicited tender offer to purchase up to 1,200,000 shares of the outstanding common stock (the “Common Stock”), par value $0.001 per share (the “Shares”), of Lightstone Value Plus Real Estate Investment Trust V, Inc (the “Company”) at a price of $5.40 per Share in cash (the “Tender Offer”).

On December 4, 2017, the Company’s Board of Directors approved an estimated value per Share (the “EVPS”) of the Common Stock of $7.98.

Based on discussions with representatives of the Company’s external advisor and the advisor’s knowledge and familiarity with the Company’s portfolio of properties, the Board of Directors believes that the NAV of $7.98 has not been materially negatively impacted since December 4, 2016.

Moreover, based solely on the repayment of the Company’s mezzanine loan investment on December 15, 2017 and the proceeds payable from its profit participation interest related to the loan investment relative to the value assigned to the investment in the valuation analysis performed in connection with the December 4, 2017 NAV, the Company believes the NAV may be increased by $0.23 to $0.30 per share. The Company is providing this information solely to inform stockholders’ decision regarding the tender offer. The Company has not undertaken a full valuation of its assets and liabilities, and is not establishing a new NAV at this time.

After thoroughly and carefully reviewing, analyzing and evaluating the terms and conditions of the Tender Offer and consulting with representatives of the Company’s management and advisor and receiving advice from the Company’s outside legal advisors, the Company’s Board of Directors unanimously recommends that the Company’s stockholders reject the Tender Offer and not tender their Shares.

For additional information, please access our SEC filings related to this matter, available on the SEC’s web site at www.sec.gov.

Please follow the links below if you would like to see a copy from the Letter that was sent to Stockholders re the Board recommendation or the Schedule 14D-9 filed with the Securities and Exchange Commission in response to Everest’s offer, which is available for free on our website at

www.lightstoneshareholderservices.com.

Please see links below for a copy of letters to investors:

Letter to Stockholders - Board Recommendation re Tender Offer

Schedule 14D-9 Response (Everest)

Sincerely,

The Lightstone Shareholder Services Team

Forward-Looking Statements

The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. In particular, the methodology used to determine the NAV is based upon a number of estimates and assumptions that may prove later not to be accurate or incomplete. Further, the board of directors can amend the provisions of the share redemption program at any time without the approval of the Company’s stockholders which may impact the terms on which the Company will redeem its shares. Forward-looking statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item IA of our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC.